Exhibit 99.2

3rd Quarter 2006 Earnings Conference Call

Bob Chilton:

Thank you, operator.  With me today is Judi Irving, HemaCare’s President and Chief Executive Officer.  We would like to welcome you to HemaCare’s third quarter 2006 earnings conference call.

Before we begin our presentation, I would like to remind you that during this call there may be forward-looking statements on a number of topics that are based on the Company’s current expectations.  These forward-looking statements are subject to various risks and uncertainties.  Actual results and outcomes could differ materially.  Our press releases and our third quarter 2006 quarterly report on Form 10-Q, as well as our other SEC filings, identify factors that could affect future results.  We encourage you to review these documents for additional information.

And now, I would like to introduce Judi Irving, who will begin with our opening remarks.

Judi Irving:

Thank you, Bob.

Thank you for joining our call today.

We are happy to report another record breaking and profitable quarter, making this our third year of consistent quarterly profitability.

In the third quarter, we took significant steps forward in executing our strategic plan of expanding our operations in the research support segment while strengthening our company’s infrastructure.

At the end of August, we completed the acquisition of Teragenix Corporation.  This new subsidiary, renamed HemaCare BioScience, Inc., is a provider of human biological samples, quality control products and clinical trial management services.  Now, eleven weeks after the transaction, we are happy to report that the integration is going smoothly, and we have identified many opportunities for marketing synergies between the companies and we are excited about our plans to fully realize the potential of the combination.

Also in the third quarter, we completed the successful implementation of our new financial system.  We are in the process of transitioning HemaCare BioScience onto the new system, and expect completion in the fourth quarter of this year.

We are very pleased with the results this quarter.  Moving forward, we will continue to focus on expanding our research support activities and continuing to improve our operational efficiencies.

Bob Chilton will now review the operating results in greater detail.

Bob Chilton:

Thank you, Judi.

HemaCare’s third quarter results produced net income of $448,000, or $.05 basic and fully diluted earnings per share, compared with $295,000 for the same quarter of 2005, or $.04 basic and $0.03 fully diluted earnings per share.  This represents a 52% increase in earnings for the quarter.  These results include $43,000 in expense related to the adoption of SFAS 123R in 2006 that was not included in the prior year earnings.  Eliminating the impact of the adoption of SFAS 123R from reported net income results in pro forma net income of $491,000 in the third quarter of 2006, a HemaCare record for any third quarter.

Revenue for the quarter increased 18%, to $9.2 million, up from $7.8 million reported for the same quarter of 2005.  The improvement in revenue was attributable to an increase in blood products revenue of 20% for the third quarter of 2006 to $7.2 million, compared to $6.0 million for the same period of 2005.  This increase was the result of higher sales volume in California, year-over-year increases in selected product prices and the addition of HemaCare BioScience operations for the 32 day period beginning on the date of acquisition, August 29, 2006, and concluding at the end of the quarter.  We have included this new subsidiary in our blood products business segment as its activities are similar to our existing blood products operations.  Blood services revenue increased $224,000, or 13%, to $2 million from $1.8 reported for the third quarter of 2005.  Most of the increase was the result of a 17% increase in the number of therapeutic apheresis procedures performed in the quarter, primarily in the Mid-Atlantic market.

Gross profit reported during the third quarter of 2006 increased 20% to $1.7 million from $1.4 million reported in the same quarter of 2005.  The increase is attributable to a $225,000, or 56%, increase in gross profit from the Company’s blood services business segment compared to the third quarter of 2005 due to the increase in procedure volumes during the quarter.  Gross profit from the Company’s blood products segment also increased $60,000, or 6%, due to the increase in sales volume and the addition of HemaCare BioScience’s operations for a portion of the quarter.

General and administrative expenses for the third quarter of 2006 increased 11%, to $1.3 million.  This increase was primarily the result of increases in expenses for non-cash share-based compensation, other increases in staff compensation and benefit, bad debt, insurance and interest.  General and administrative expenses represented 14% of revenue for the third quarter of 2006, a decrease from 15% for the third quarter of 2005.

The Company’s cash and cash equivalents were $1.1 million as of September 30, 2006, compared to $2.6 million as of the end of 2005.  Working capital decreased approximately $1.4 million in the third quarter to $2.8 million, from $4.2 million as of the end of 2005.  The decrease is attributable to $1,275,000 in advances against the

Company’s line of credit with Comerica Bank used to facilitate the close of the Teragenix acquisition.  Late in the third quarter, the Company entered into a new credit agreement with Comerica that added HemaCare BioScience, Inc. as an additional borrower, provided Comerica a security interest in the assets of HemaCare BioScience, extended the term of the agreement one year to June 30, 2008, and expanded the maximum borrowing capacity to $3 million.  As of September 30, 2006, we had $1,725,000 remaining in borrowing capacity on the line of credit with Comerica.

This concludes our opening remarks.  We will now open the line for your questions.  Operator, would you please provide the callers with the necessary instructions.

Operator:

If you wish to ask a question, please press one on your telephone key pad.

Operator:

Again, to ask a question please press one.

Operator:

There are no questions.

Judi Irving:

Thank you for joining our call.